Exhibit 99.1

MBIA Inc. Third Quarter 2020 Financial Results

November 9, 2020

MBIA Inc. (NYSE:MBI) (the Company) today reported a consolidated GAAP net loss of $58 million, or $(1.11) per share, for the third quarter of 2020 compared to consolidated GAAP net income of $83 million, or $(1.00) per share, for the third quarter of 2019. The adverse result versus last year’s third quarter primarily resulted from lower gains in 2020 on revenues of consolidated variable interest entities (“VIEs”), largely resulting from 2019 increased RMBS putback recoveries at MBIA Insurance Corporation (“MBIA Corp.”) and 2019 gains on VIE asset values at National Public Finance Guarantee Corporation (“National”), as well as 2019 incurred loss benefits at National (primarily due to lower discount rates) and lower realized gains due to the 2019 sales of uninsured PREPA bonds at National. The net loss for the third quarter of 2020 was mainly due to increased loss and loss adjustment expense (LAE) and interest expense. Loss and LAE largely increased due to reduced loss recovery estimates for collateralized debt obligations and increased loss estimates for RMBS transactions at MBIA Corp. and increased loss and loss adjustment expense related to Puerto Rico bonds insured by National.

Book value per share was $4.25 as of September 30, 2020 compared with $10.40 as of December 31, 2019. The decrease in book value per share since year-end 2019 was primarily due to the year-to-date net loss, partially offset by fewer shares outstanding resulting from MBIA Inc. shares purchased by National since year-end 2019.

The Company also reported an Adjusted Net Loss (a non-GAAP measure defined in the attached Explanation of Non-GAAP Financial Measures) of $18 million or $(0.34) per diluted share for the third quarter of 2020 compared with Adjusted Net Income of $115 million or $1.46 per diluted share for the third quarter of 2019. The adverse Adjusted Net Income/Loss comparison was primarily due to increased loss and loss adjustment expense for the third quarter of 2020 that primarily resulted from Puerto Rico bonds insured by National versus loss and loss expense benefit for the third quarter of 2019 that largely resulted from greater loss recovery estimates due to lower discount rates.

Adjusted Net Income (Loss) provides investors with views of the Company’s operating results that management uses in measuring financial performance. Reconciliations of Adjusted Net Income (Loss) to net income, calculated in accordance with GAAP, are also attached.

Year-to-Date Results

The Company recorded a consolidated GAAP net loss of $497 million, or $(7.97) per diluted common share, for the nine months ended September 30, 2020 compared with a consolidated GAAP net loss of $145 million, or $(1.75) per diluted common share, for the first nine months of 2019. The greater loss this year was primarily due to larger loss and loss adjustment expense related to reduced insurance loss recoveries on collateralized debt obligations insured by MBIA Corp. and increased net losses on Puerto Rico bonds insured by National.

The Company’s non-GAAP Adjusted Net Loss for the nine months ended September 30, 2020 was $137 million or $(2.20) per diluted share compared with Adjusted Net Income of $78 million or $0.94 per diluted share for the first nine months of 2019. The adverse Adjusted Net Income/Loss comparison was primarily due to increased loss and loss adjustment expense in the first nine months of 2020, primarily due to higher losses on Puerto Rico exposure, versus loss and loss expense benefit in the first nine months of 2019 that largely resulted from lower discount rates.

MBIA Inc.

As of September 30, 2020, MBIA Inc.’s liquidity position totaled $335 million, up from $325 million as of June 30, 2020, consisting primarily of cash and cash equivalents and other liquid invested assets. The increase in liquidity primarily relates to the return of liquidity support provided to the Company’s GIC operations.

During the third quarter of 2020, National purchased 8.6 million shares of MBIA Inc. common stock at an average price of $7.23 per share. During the first nine months of 2020, National acquired 26.4 million shares of MBIA Inc. common stock at an average price of $7.50 per share. The Company’s share repurchase authorization has been fully utilized. As of November 2, 2020, there were 53.9 million shares of the Company’s common stock outstanding.

National Public Guarantee Financial Corporation

National had statutory capital of $2.0 billion and claims-paying resources totaling $3.2 billion as of September 30, 2020. National’s total fixed income investments plus cash and cash equivalents had a book/adjusted carrying value of $2.0 billion as of September 30, 2020. National’s insured portfolio declined by $2 billion during the quarter, ending the quarter with $44 billion of gross par outstanding. National ended the quarter with a leverage ratio of gross par to statutory capital of 22 to 1, up from 21 to 1 as of year-end 2019.

MBIA Insurance Corporation

The statutory capital of MBIA Insurance Corporation as of September 30, 2020 was $328 million and claims-paying resources totaled $1.0 billion. As of September 30, 2020, MBIA Insurance Corporation’s liquidity position (excluding resources from its subsidiaries and branches) totaled $129 million consisting primarily of cash and cash equivalents and other liquid invested assets.

Conference Call

The Company will host a webcast and conference call for investors tomorrow, Tuesday, November 10, 2020 at 8:00 AM (ET) to discuss its third quarter 2020 financial results and other matters relating to the Company. The webcast and conference call will consist of brief remarks followed by a question and answer session.

The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 4168404. A live webcast of the conference call will also be accessible on www.mbia.com.

A replay of the conference call will become available approximately two hours after the end of the call on August 6 and will remain available until 11:59 p.m. on November 24 by dialing (800) 585-8367 in the U.S. or (404) 537-3406 from outside the U.S. The code for the replay of the call is also 4168404. In addition, a recorded replay of the call will become available on the Company’s website approximately two hours after the completion of the call.

Forward-Looking Statements

This release includes statements that are not historical or current facts and are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,, “anticipate,” “project,” “plan,” “expect,” “estimate,” “intend,” “will,” “will likely result,” “looking forward,” or “will continue,” and similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other factors, the possibility that MBIA Inc. or National will experience increased credit losses or impairments on public finance obligations issued by state, local and territorial governments and finance authorities that are experiencing unprecedented fiscal stress; the possibility that loss reserve estimates are not adequate to cover potential claims; MBIA Inc.’s or National’s ability to fully implement their strategic plan; changes in general economic and competitive conditions; and the impact on our insured portfolios or business operations caused by the global spread of the novel coronavirus COVID-19. These and other factors that could affect financial performance or could cause actual results to differ materially from estimates contained in or underlying MBIA Inc.’s or National’s forward-looking statements are discussed under the “Risk Factors” section in MBIA Inc.’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which may be updated or amended in MBIA Inc.’s subsequent filings with the Securities and Exchange Commission. MBIA Inc. and National caution readers not to place undue reliance on any such forward-looking statements, which speak only to their respective dates. National and MBIA Inc. undertake no obligation to publicly correct or update any forward-looking statement if it later becomes aware that such result is not likely to be achieved.

MBIA Inc., headquartered in Purchase, New York is a holding company whose subsidiaries provide financial guarantee insurance for the public and structured finance markets. Please visit MBIA’s website at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why the Company believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Net Income (Loss): Adjusted Net Income (Loss) is a useful measurement of performance because it measures income from the Company excluding its international and structured finance insurance segment, comprising the results of MBIA Corp. which given its capital structure and business prospects, we do not expect its financial performance to have a material impact on MBIA Inc. Also excluded from Adjusted Net Income (Loss) are investment portfolio realized gains and losses, gains and losses on financial instruments at fair value and foreign exchange, and realized gains and losses on extinguishment of debt. Adjusted Net Income (Loss) eliminates the tax provision (benefit) as a result of a full valuation allowance against the Company’s net deferred tax asset. Trends in the underlying profitability of the Company’s businesses can be more clearly identified without the fluctuating effects of the excluded items previously noted. Adjusted Net Income (Loss) as defined by the Company does not include all revenues and expenses required by GAAP. Adjusted Net Income (Loss) is not a substitute for and should not be viewed in isolation from GAAP net income.

Adjusted Net Income (Loss) per share represents that amount of Adjusted Net Income (Loss) allocated to each fully diluted weighted-average common share outstanding for the measurement period.

MBIA management further adjusts Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per share by removing the impact of our U.S. public finance insurance segment VIE consolidations. GAAP requires the Company to consolidate certain VIEs that have issued debt obligations insured by the Company. However, since the Company does not own such VIEs, management uses certain measures that remove the impact of VIE consolidations for our U.S. public finance insurance segment in order to reflect financial exposure limited to its financial guaranty contracts.

Book value adjustments: Management adjusts GAAP book value to remove the book value of MBIA Corp. and for certain items which the Company believes will reverse from GAAP book value through GAAP earnings and comprehensive income, as well as add in the impact of certain items which the Company believes will be realized in GAAP book value in future periods. The Company has limited such adjustments to those items that it deems to be important when measuring financial performance and for which the likelihood and amount can be reasonably estimated. The following provides a description of management’s adjustments to GAAP book value:

•

Negative Book value of MBIA Corp. – We remove the negative book value of MBIA Corp. based on our view that given MBIA Corp.’s current financial condition, the regulatory regime in which it operates, the priority given to its policyholders, surplus note holders and preferred stock holders with respect to the distribution of assets, and its legal structure, it is not and will not likely be in a position to upstream any economic benefit to MBIA Inc. Further, MBIA Inc. does not face any material financial liability arising from MBIA Corp.

•

Net unrealized (gains) losses on available-for-sale (“AFS”) securities excluding MBIA Corp. – We remove net unrealized gains and losses on AFS securities recorded in accumulated other comprehensive income since they will reverse from GAAP book value when such securities mature. Gains and losses from sales and impairment of AFS securities are recorded in book value through earnings.

•

Net unearned revenue in excess of expected losses of National - We include net unearned premium revenue in excess of expected losses. Net unearned premium revenue in excess of expected losses consists of the financial guarantee unearned premium revenue of National in excess of expected insurance losses, net of reinsurance and deferred acquisition costs. In accordance with GAAP, a loss reserve on a financial guarantee policy is only recorded when expected losses exceed the amount of unearned premium revenue recorded for that policy. As a result, we only add to GAAP book value the amount of unearned premium revenue in excess of expected losses for each policy in order to reflect the full amount of our expected losses. The Company’s net unearned premium revenue will be recognized in GAAP book value in future periods, however, actual amounts could differ from estimated amounts due to such factors as credit defaults and policy terminations, among others.

Claims-paying Resources (CPR): CPR is a key measure of the resources available to National and MBIA Corp. to pay claims under their respective insurance policies. CPR consists of total financial resources and reserves calculated on a statutory basis. CPR has been a common measure used by financial guarantee insurance companies to report and compare resources and continues to be used by MBIA’s management to evaluate changes in such resources. The Company has provided CPR to allow investors and analysts to evaluate National and MBIA Corp. using the same measure that MBIA’s management uses to evaluate their resources to pay claims under their respective insurance policies. There is no directly comparable GAAP measure.

Leverage Ratio: Gross Par Outstanding divided by Statutory Capital (Policyholders’ Surplus plus Contingency Reserve).

Contacts

MBIA Inc.

Greg Diamond, 914-765-3190

Investor and Media Relations

greg.diamond@mbia.com

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions except share and per share amounts)

	September 30, 2020	December 31, 2019
Assets
Investments:
Fixed-maturity securities held as available-for-sale, at fair value (amortized cost $2,184 and $2,705)	$2,374	$2,820
Investments carried at fair value	210	209
Investments pledged as collateral, at fair value (amortized cost $6 and $15)	1	10
Short-term investments, at fair value (amortized cost $346 and $423)	347	423

Total investments	2,932	3,462
Cash and cash equivalents	107	75
Premiums receivable (net of allowance for credit losses $4 and $-)	229	249
Deferred acquisition costs	53	60
Insurance loss recoverable	1,798	1,694
Other assets	106	115
Assets of consolidated variable interest entities:
Cash	4	8
Investments held-to-maturity, at amortized cost (fair value $575 and $892)	575	890
Investments carried at fair value	78	83
Loans receivable at fair value	114	136
Loan repurchase commitments	530	486
Other assets	25	26

Total assets	$6,551	$7,284

Liabilities and Equity
Liabilities:
Unearned premium revenue	$429	$482
Loss and loss adjustment expense reserves	991	901
Long-term debt	2,318	2,228
Medium-term notes (includes financial instruments carried at fair value of $101 and $108)	686	680
Investment agreements	293	304
Derivative liabilities	228	175
Other liabilities	176	136
Liabilities of consolidated variable interest entities:
Variable interest entity notes (includes financial instruments carried at fair value of $343 and $403)	1,187	1,539

Total liabilities	6,308	6,445

Equity:
Preferred stock, par value $1 per share; authorized shares—10,000,000; issued and outstanding—none	—	—
Common stock, par value $1 per share; authorized shares—400,000,000; issued shares—283,433,401 and 283,433,401	283	283
Additional paid-in capital	2,960	2,999
Retained earnings	68	607
Accumulated other comprehensive income (loss), net of tax of $8 and $8	130	(2)
Treasury stock, at cost—229,505,963 and 204,000,108 shares	(3,211)	(3,061)

Total shareholders’ equity of MBIA Inc.	230	826
Preferred stock of subsidiary	13	13

Total equity	243	839

Total liabilities and equity	$6,551	$7,284

MBIA INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In millions except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Premiums earned:
Scheduled premiums earned	$14	$17	$45	$52
Refunding premiums earned	2	3	10	13

Premiums earned (net of ceded premiums of $1, $1, $3 and $4)	16	20	55	65
Net investment income	16	27	59	89
Fees and reimbursements	2	—	2	1
Change in fair value of insured derivatives:
Realized gains (losses) and other settlements on insured derivatives	—	(9)	—	(10)
Unrealized gains (losses) on insured derivatives	—	9	—	23

Net change in fair value of insured derivatives	—	—	—	13
Net gains (losses) on financial instruments at fair value and foreign exchange	13	44	(26)	40
Net investment losses related to other-than-temporary impairments:
Other-than-temporary impairments recognized in accumulated other comprehensive income (loss)	—	—	—	(37)

Net investment losses related to other-than-temporary impairments	—	—	—	(37)
Net gains (losses) on extinguishment of debt	—	(1)	—	(1)
Other net realized gains (losses)	—	—	—	2
Revenues of consolidated variable interest entities:
Net investment income	5	10	18	30
Net gains (losses) on financial instruments at fair value and foreign exchange	(4)	76	34	112
Other net realized gains (losses)	23	(4)	37	(62)

Total revenues	71	172	179	252
Expenses:
Losses and loss adjustment	48	(13)	427	89
Amortization of deferred acquisition costs	2	3	7	9
Operating	21	23	61	68
Interest	43	50	135	154
Expenses of consolidated variable interest entities:
Operating	1	2	4	6
Interest	14	18	42	63

Total expenses	129	83	676	389

Income (loss) before income taxes	(58)	89	(497)	(137)
Provision (benefit) for income taxes	—	6	—	8

Net income (loss)	$(58)	$83	$(497)	$(145)

Net income (loss) per common share:
Basic	$(1.11)	$1.00	$(7.97)	$(1.75)
Diluted	$(1.11)	$1.00	$(7.97)	$(1.75)
Weighted average number of common shares outstanding:
Basic	52,588,533	78,686,542	62,391,826	82,813,523
Diluted	52,588,533	78,686,542	62,391,826	82,813,523

ADJUSTED NET INCOME (LOSS) RECONCILIATION(1)

(In millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income (loss)	$(58)	$83	$(497)	$(145)
Less: adjusted net income (loss) adjustments:
Income (loss) before income taxes of the international and structured finance insurance segment and eliminations	(59)	(94)	(338)	(257)
Adjustments to income before income taxes of the U.S. public finance insurance and corporate segments:
Mark-to-market gains (losses) on financial instruments(2)	13	(31)	(47)	(69)
Foreign exchange gains (losses)(2)	(16)	16	(16)	18
Net gains (losses) on sales of investments(2)	22	78	41	125
Net investment losses related to impairments of securities	—	—	—	(37)
Net gains (losses) on extinguishment of debt	—	(1)	—	(1)
Other net realized gains (losses)	—	(1)	—	(2)
Adjusted net income adjustment to the (provision) benefit for income tax(3)	—	1	—	—

Adjusted net income (loss)	$(18)	$115	$(137)	$78

Adjusted net income (loss) per diluted common share	$(0.34)	$1.46	$(2.20)	$0.94
Gain (loss) related to our U.S. public finance insurance segment VIE consolidations included in adjusted net income (loss)	—	37	—	17
Gain (loss) related to our U.S. public finance insurance segment VIE consolidations per diluted common share included in adjusted net income (loss) per diluted common share	—	0.46	—	0.20

(1)	A non-GAAP measure; please see Explanation of non-GAAP Financial Measures.
(2)	Reported within “Net gains (losses) on financial instruments at fair value and foreign exchange” on the Company’s consolidated statements of operations.
(3)	Reported within “Provision (benefit) for income taxes” on the Company’s consolidated statements of operations.

COMPONENTS OF BOOK VALUE PER SHARE

	As of September 30, 2020	As of December 31, 2019
Reported Book Value per Share	$4.25	$10.40
Management’s book value per share adjustments:
Remove negative book value of MBIA Corp.	(30.83)	(16.81)
Remove net unrealized gains (losses) on available-for-sale securities included in other comprehensive income (loss)	3.07	1.29
Include net unearned premium revenue in excess of expected losses	4.58	3.46
Shares outstanding in millions	53.9	79.4

INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis

(Dollars in millions)

National Public Finance Guarantee Corporation

	September 30, 2020	December 31, 2019
Policyholders’ surplus	$1,552	$1,891
Contingency reserves	458	485

Statutory capital	2,010	2,376
Unearned premiums	371	411
Present value of installment premiums (1)	135	139

Premium resources (2)	506	550
Net loss and loss adjustment expense reserves (1)	(272)	(169)
Salvage reserves (1)	937	789

Gross loss and loss adjustment expense reserves	665	620

Total claims-paying resources	$3,181	$3,546

Net debt service outstanding	$82,249	$90,792
Capital ratio (3)	41:1	38:1
Claims-paying ratio (4)	26:1	26:1

MBIA Insurance Corporation

	September 30, 2020	December 31, 2019
Policyholders’ surplus	$140	$282
Contingency reserves	188	194

Statutory capital	328	476
Unearned premiums	84	93
Present value of installment premiums (5) (7)	76	92

Premium resources (2)	160	185
Net loss and loss adjustment expense reserves (5)	(534)	(669)
Salvage reserves (5) (6)	1,076	1,247

Gross loss and loss adjustment expense reserves	542	578

Total claims-paying resources	$1,030	$1,239

Net debt service outstanding	$11,566	$13,250
Capital ratio (3)	35:1	28:1
Claims-paying ratio (4)	11:1	11:1

(1)	Calculated using discount rates of 3.64% as of September 30, 2020 and December 31, 2019.
(2)	Includes financial guarantee and insured credit derivative related premiums.
(3)	Net debt service outstanding divided by statutory capital.
(4)

Net debt service outstanding divided by the sum of statutory capital, unearned premium reserve (after-tax), present value of installment premiums (after-tax), net loss and loss adjustment expense reserves and salvage reserves.

(5)	Calculated using discount rates of 5.21% as of September 30, 2020 and December 31, 2019.
(6)	This amount primarily consists of expected recoveries related to the Company’s excess spread, put-backs and CDOs.
(7)	Based on the Company’s estimate of the remaining life for its insured exposures.